Exhibit 99.1

Company Contacts: AngioDynamics, Inc. Lisa Donegan (800) 772-6446 x370 http://www.angiodynamics.com/	Investor Relations Contacts: Lippert/Heilshorn & Associates, Inc. Kim Sutton Golodetz (kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100

FOR IMMEDIATE RELEASE

E-Z-EM SPIN-OFF OF ANGIODYNAMICS COMPLETED

QUEENSBURY, N.Y. (November 4, 2004) — AngioDynamics, Inc., (Nasdaq: ANGO) today announced that the spin-off of AngioDynamics, Inc. from E-Z-EM, Inc. (AMEX: EZM) was completed on October 30, 2004, when E-Z-EM distributed .856377 of a share of AngioDynamics common stock as a dividend on each outstanding share of E-Z-EM common stock to E-Z-EM stockholders of record as of October 11, 2004. As a result of the spin-off, AngioDynamics is now a fully independent company and E-Z-EM no longer owns any shares of AngioDynamics.

As previously announced, E-Z-EM has received a private letter ruling from the Internal Revenue Service to the effect that the distribution of AngioDynamics’ common stock will be tax free to E-Z-EM and its stockholders for US federal income tax purposes, except for any cash received in lieu of a fractional share.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image-guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. AngioDynamics’ diversified product line includes angiographic catheters, hemodialysis catheters, PTA dilation catheters, thrombolytic products, image-guided vascular access products, endovascular laser venous system products, as well as drainage products.

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